Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, please contact:
Jeanne Howard, Director of Regional Marketing
314-746-3672 or jeanne.howard@commercebank.com
Commerce Bancshares, Inc. Appoints Charles Kim its New Chief Financial Officer (CFO)
KANSAS CITY, MO — April 15, 2009 — The Board of Directors of Commerce Bancshares, Inc., parent company of Commerce Bank, N.A., announced today the appointment of Charles G. Kim (age 48) to chief financial officer (CFO) effective July 1, 2009. As part of the overall succession planning process, current CFO, A. Bayard Clark (age 63), announced his plans to retire in January 2010. He will relinquish his position as CFO effective July 1, 2009 and will continue as an officer of the company in an advisory capacity until his retirement date.
Kim, an executive vice president of the company since 1995, has responsibility for strategic planning, the retail line of business, and the consumer and corporate card business. Kim also serves as chairman of Commerce Brokerage Services, Inc., chairman of Commerce Mortgage Corporation and as a director of Commerce Bank, N.A. Kim joined the company in 1982.
In making this announcement, David W. Kemper said, “Chuck Kim has ably served our company in numerous line roles, and thus, is well prepared to assume these additional responsibilities. We are delighted to have the opportunity to fill this important role with a strong internal candidate who has been part of crafting our strategic vision.”
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Kim is actively involved in community and business organizations including the boards of Logan College of Chiropractic, Junior Achievement of Mississippi Valley, and the Missouri Baptist Hospital Community Advisory Board. He graduated from the Washington University Executive MBA program in 1992 and was a 1982 graduate of Washington University with a Bachelor of Science in Business Administration.
About Commerce Bank
Commerce Bank is the principal subsidiary of Commerce Bancshares, Inc. (NASDAQ: CBSH), a $17.9 billion regional bank holding company. For more than 140 years, Commerce has been meeting the financial services needs of individuals and businesses. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning and investments through its affiliated companies. Commerce currently operates in 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. Commerce also has operating subsidiaries involved in mortgage banking, leasing, credit-related insurance, venture capital and real estate activities.
For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.
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